HOOPER HOLMES, INC.
KEY EMPLOYEE RETENTION INCENTIVE PLAN
1.Purpose. The purpose of this Key Employee Retention Incentive Plan (the “Plan”) is to promote the interests of Hooper Holmes, Inc., a New York corporation (the “Company”) by providing incentives to key management personnel of the Company to make extraordinary efforts to execute the strategic objectives of the Company in a manner most beneficial to the Company and its stakeholders.

2.Definitions. As used in this Plan, the following terms shall have the meanings indicated.
“Award” means a right granted to a Participant to receive a Bonus on the terms and conditions described herein and in the Notice Agreement relating to the Award.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101 et seq.
“Board” means the Board of Directors of the Company.
“Bonus” means the cash amount that becomes payable to a Participant under an Award upon the occurrence of a Transaction.
“Bonus Pool” means the aggregate cash bonus pool available to compensate the Participants in connection with a Transaction.
“Business Combination Transaction” means (i) the possible sale of all or a substantial portion of the assets (including the assignment of any executory contracts) or securities of the Company to or merger of the Company with one or more third parties (including, without limitation, existing creditors, employees, affiliates and/or shareholders) or other possible strategic transactions, joint ventures, combinations or undertakings between the Company and such third parties; and/or (ii) the acquisition, directly or indirectly by an Interested Party (as defined below) (or by one or more persons or entities acting together with an Interested Party pursuant to a written agreement or otherwise), in a single transaction or a series of transactions, of (A) all or a substantial portion of the assets or operations of the Company or (B) any outstanding or newly-issued shares of the Company's capital stock (or any securities convertible into, or options, warrants or other rights to acquire such capital stock) (such capital stock and such other securities, options, warrants and other rights being collectively referred to as "Company Securities") that results in holders of shares of the Company's capital stock immediately prior thereto owning less than a majority voting or economic interest or control of the Company immediately thereafter.
“Compensation Committee” means the Compensation Committee of the Board or, if at any time the Board does not maintain a separate Compensation Committee, the independent directors on the Board.
“Distribution Portion” means the portion of the Bonus Pool to which a Participant shall be entitled upon the occurrence of a Payment Event as designated by the Committee, subject to the conditions set forth in the Plan and the Notice Agreement.
“Expiration Date” means December 31, 2018.
“Financing Transaction” means any transactions, arrangements or undertakings involving the issuance of debt, securities exchangeable or convertible into common or preferred stock, or equity or equity-linked securities (including royalties, profit sharing and other similar financing transactions) for or on behalf of the Company or securing loans or credit facilities for the Company (whether to raise funds, refinance outstanding securities or exchange securities or any combination thereof, provided that any such transaction involves the receipt by the Company of new consideration as opposed to the restructuring, renegotiation, forgiveness, or exchange with or by the holder of any outstanding debt obligations or equity securities of the Company, which would constitute a Restructuring Transaction (as defined herein)). Notwithstanding anything herein to the contrary, "Financing Transaction" shall not include any discussions, negotiations, modifications of existing financing arrangements, or procurement of new financing by or with the Company's existing secured lenders
“Gross Enterprise Value” means the gross enterprise value of the Company as determined on the basis of the total value of a Transaction consistent with the Raymond James Agreement.
“Interested Party” means any financial and/or strategic institutional investors or other investors or third parties who may be interested in participating in the particular Transaction.
“Raymond James Agreement” means the letter agreement, dated as of May 8, 2018, between Raymond James & Associates, Inc. and the Company.
“Notice Agreement” means the agreement between the Participant and the Company setting forth the terms and conditions of such Participant’s eligibility for a Bonus.
“Participant” means an individual designated by the Committee to receive an award under the Plan.
“Payment Event” means the consummation of a Transaction.
“Restructuring Transaction” means any recapitalization, reorganization or restructuring of the Company's existing and potential preferred equity and/or debt obligations (including, without limitation, bank debt, bond debt, trade claims, lease obligations (both on and off balance sheet), partnership interests, membership interests, unfunded pension and retiree medical liabilities, tax claims, litigation claims and other liabilities (collectively, "Existing Obligations")) that is achieved, without limitation, through a solicitation of waivers and consents from the holders of Existing Obligations, amendment or renegotiation of terms, conditions or covenants, rescheduling of maturities, change in interest rates, repurchase, settlement, cancellation or forgiveness of the Existing Obligations, conversion of the Existing Obligations into equity, an exchange offer involving new securities in exchange for the Existing Obligations, or other similar transaction or series of transactions consummated during or as the result of a filing under the Bankruptcy Code.
“Transaction” means any Financing Transaction, Restructuring Transaction, or Business Combination Transaction. Whether and when a Transaction has occurred shall be determined on a basis consistent with the Raymond James Agreement.
3.Administration. This Plan shall be administered by the Committee. Subject to the terms of this Plan, the Committee shall have full power and authority to designate Participants and approve Awards hereunder, and to make determinations and take any other action that the Committee deems necessary or desirable for the administration of this Plan. The Committee may delegate to management its authority with respect to Participants who are not executive officers of the Company.

4.Bonus Awards. The Committee may approve grants of Awards to Participants from time to time; provided that no Award may be granted to the extent that such Award, in combination with other Awards under the Plan, would represent a potential Bonus Pool in connection with a Transaction exceeding, in the aggregate, five percent (5%) of the total Gross Enterprise Value calculated on the basis of such Transaction. The amount of such Bonus shall be calculated in accordance with such Participant’s Distribution Portion, as determined by the Committee and set forth in the Notice Agreement relating to such Award.

5.One-Time Bonus. Any Bonus paid hereunder is a one-time, special bonus and shall not be included for purposes of computing or determining any Participant’s compensation under any retirement or benefit plans of the Company.

6.Miscellaneous.

(a)    Governing Law. This Plan and the Notice Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without reference to principles of conflict of laws.
(b)    Entire Agreement; Amendments. This Plan, the Notice Agreement and the Participant’s employment agreement (if any) set forth the entire agreement with respect to the Bonuses described herein and supersede all prior agreements or other arrangements or communications with respect to the Bonuses. The Committee or the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that the Committee and the Board may not, without consent of the applicable Participant, waive, amend, alter or suspend the terms of the Plan or a Notice Agreement to affect adversely any Participant after the Participant has been selected by the Committee for participation in the Plan and notified of such participation pursuant to a Notice Agreement.
(c)    No Waiver. The failure of the Company or any Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Plan.
(d)    Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan outstanding shall not be affected thereby.
(e)    Successors; Binding Agreement. This Plan shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Company and the Participants.
(f)     Notice. For purposes of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to: (i) the Company at 560 N. Rogers Road, Olathe, KS 66062, Attention: Corporate Secretary; and to (ii) a Participant at the address of such Participant as set forth on the Participant’s Form W-2 with respect to the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
(g)     Withholding Taxes. The Company may withhold from any amounts payable under this Plan such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(h)    No Rights Other Than Those Expressly Created. Neither this Plan nor any action taken hereunder shall be construed as (i) giving a Participant any right to be retained as an employee of, or continue to be affiliated with, the Company, or otherwise (ii) creating a trust of any kind or a fiduciary relationship of any kind between the Participant and the Company.
(i)    Term of Plan. This Plan shall remain in effect from the date it is approved by the Committee until the Expiration Date or the earlier payment of all of the Bonuses; provided that the obligation to pay any Bonus hereunder in connection with a Payment Event that has occurred on or prior to the Expiration Date, and the provisions of Section 6 and Section 7 hereof, shall survive any termination of this Plan.